                                                                     Exhibit 8.1


                       [LETTERHEAD OF JENKENS & GILCHRIST
                          A PROFESSIONAL CORPORATION]



                               December 6, 1999



First Place Financial Corporation
100 East Broadway
Farmington, New Mexico 87401

Ladies and Gentlemen:

  We have acted as counsel to First Place Financial Corporation, a New Mexico corporation ("First Place"), in connection with the merger (the "Merger") of Wells Fargo FPFC Merger Co. ("Merger Co."), a transitory and wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), with and into First Place with First Place surviving, pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of August 4, 1999, by and among Wells Fargo and First Place (the "Merger Agreement") as described in more detail in the Merger Agreement and in the Registration Statement on Form S-4 (Commission File No. 333-90549) filed by Wells Fargo with the Securities and Exchange Commission, as amended (the "Registration Statement"). Pursuant to
Section 6(h) of the Merger Agreement, you have asked us to render certain opinions with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

  Set forth below are our opinions and assumptions and the documents upon which we have relied in rendering our opinions.

  A.  Documents Reviewed

  In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

      1.  the Merger Agreement,

      2.  the Registration Statement,

      3. The Certificates of Wells Fargo and First Place attached hereto as Exhibits "A" and "B", respectively (collectively, the "Certificates"), and

     4. Such other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

  B. Assumptions

  In connection with the opinions rendered below, we have assumed:

     1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents.

     2. that the Merger and the other transactions specified in the Merger Agreement will be effected on or prior to the Closing Date and will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof.

  C. Opinions

  Based solely upon the documents and assumptions set forth above, and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger, it is our opinion that for United States federal income tax purposes:

     1. the Merger will constitute a reorganization with the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     2.  Provided the Merger qualifies as a reorganization within the meaning of
  Section 368(a) of the Code:

         a. Wells Fargo and First Place will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         b. No gain or loss will be recognized by the holders of First Place Common Stock upon the receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares.

         c. The aggregate tax basis of the shares of Wells Fargo Common Stock received by a First Place stockholder will be equal to the aggregate tax basis of First Place Common Stock exchanged therefore, excluding any basis allocable to a fractional share of Wells Fargo Common Stock for which cash is received.

         d. The holding period of the shares of Wells Fargo Common Stock received by a First Place stockholder will include the holding period or periods of First Place Common Stock exchanged therefore, provided that First Financial Common Stock is held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time of the Merger.

  D.  Limitations

      1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

      2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates is with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the documents and assumptions set forth above, the factual representations set forth in the Certificates, the Registration Statement or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by Wells Fargo or First Place) could adversely affect the opinions stated herein.

      3. We are expressing opinions only as to those matters expressly set forth in Section C above. No opinion should be inferred as to any other matters. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      4. This opinion letter is issued for your benefit and the shareholders of First Place and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Jenkens & Gilchrist, a Professional Corporation, under the captions "The

  Merger - U.S. Federal Income Tax Consequences Of The Merger" and "Opinions
  - Tax Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                 Very truly yours,

                                 JENKENS & GILCHRIST,
                                 a Professional Corporation


                                 By: /s/ William P. Bowers
                                     -------------------------------------
                                 William P. Bowers, Authorized Signatory